UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2015

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 Third Avenue
New York, N.Y. 10017-1307
(Address of principal executive offices) (Zip Code)
(212) 282-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05. Costs Associated with Exit or Disposal Activities.
On December 31, 2015, Avon Products, Inc. (the “Company”) approved actions primarily consisting of global headcount reductions relating to an information technology infrastructure outsourcing initiative. These actions are expected to be substantially completed by December 31, 2016.
The Company expects to record total charges related to these actions of approximately $30 million before taxes. Approximately $20 million of these charges are expected to be recorded in the fourth quarter of 2015, with the majority of the remaining expected charges to be recorded by December 31, 2016.

These charges are expected to be comprised primarily of employee-related costs and professional fees, and substantially all of the charges will result in future cash expenditures. After an initial period of transition, the Company expects to begin to realize savings in 2018 and expects to achieve annualized pre-tax savings of approximately $10-15 million beginning in 2019.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By:	/s/ James S. Scully
Name: James S. Scully
Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

Date: January 7, 2016

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